Exhibit 99.1

MSCI Reports Financial Results for Second Quarter and Six Months 2016

NEW YORK--(BUSINESS WIRE)--July 28, 2016--MSCI Inc. (NYSE:MSCI), a leading provider of portfolio construction and risk management tools and services for global investors, today announced results for the three months ended June 30, 2016 (“second quarter 2016”) and six months ended June 30, 2016 (“six months 2016”).

Financial and Operational Highlights for Second Quarter 2016

(Note: Percentage and other changes refer to second quarter 2015 unless otherwise noted.)

  7.4% increase in operating revenues, combined with 4.2% decline in operating expenses drove a 27.6% increase in operating income, with a 38.0% increase in diluted EPS and a 37.5% increase in adjusted EPS.
  11.0% increase in Index recurring subscriptions revenue driven by growth in core products, usage fees and custom, factor and thematic products.
  Operating margin increase of approximately 690 basis points to 43.3%; adjusted EBITDA margin increase of approximately 660 basis points to 50.3%.
  1.6 million shares repurchased in the quarter at an average price of $75.13 per share for a total value of $122.2 million; $423.8 million remaining on the $1.0 billion share repurchase authorization.
  Board of Directors authorize a 27.3% increase in regular quarterly cash dividend to $0.28 per share, or $1.12 per share on an annualized basis.

	Three Months Ended				Six Months Ended
In thousands, except per share data	June 30, 2016	June 30, 2015	Mar. 31, 2016	YoY % Change	June 30, 2016	June 30, 2015	YoY % Change
Operating revenues	$290,596	$270,580	$278,828	7.4%	$569,424	$533,349	6.8%
Operating income	$125,691	$98,511	$113,141	27.6%	$238,832	$187,253	27.5%
Operating margin %	43.3%	36.4%	40.6%		41.9%	35.1%

Diluted EPS	$0.69	$0.50	$0.60	38.0%	$1.29	$0.88	46.6%
Adjusted EPS	$0.77	$0.56	$0.68	37.5%	$1.45	$1.06	36.8%

Adjusted EBITDA	$146,027	$118,271	$133,149	23.5%	$279,176	$225,922	23.6%
Adjusted EBITDA margin %	50.3%	43.7%	47.8%		49.0%	42.4%

“The strength of our franchise, our position in the investment process and the disciplined execution of our growth strategy translated into strong financial results in the quarter,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“We delivered a 7% increase in revenue, which combined with a 4% decline in operating expenses, a 2.5 percentage point decline in our effective tax rate and a 14% reduction in our share count, drove a 38% increase in diluted EPS. While we grow our revenue and expand our margins, we are also investing to ensure that MSCI is positioned to deliver consistent, quality growth in the quarters and years ahead. In Index, we are enhancing our existing products and investing in new, innovative products. In Analytics, we are building out our fixed income analytics capabilities and developing our new technology platform. We are continuing to scale up in ESG, a high potential product line, generating revenue growth of approximately 20%, and we are making strategic investments aimed at improving financial performance in Real Estate,” continued Mr. Fernandez.

“We are making these investments while showing strong expense management, reflecting our focus on driving efficiency throughout the organization and being good stewards of capital, resulting in value creation for our shareholders.”

Second Quarter 2016 Consolidated Results

Revenues: Operating revenues for second quarter 2016 increased $20.0 million, or 7.4%, to $290.6 million, compared to $270.6 million for the three months ended June 30, 2015 (“second quarter 2015”). The $20.0 million increase in revenue was driven by a $17.2 million, or 8.0%, increase in recurring subscriptions, principally as a result of a $9.6 million, or 11.0%, increase in Index recurring subscriptions and a $4.4 million, or 113.5%, increase in non-recurring revenues, primarily due to a payment received for the use of our indexes in connection with derivative products. These increases were partially offset by a $1.5 million, or 3.0%, decrease in asset-based fees due to a decline in revenue from ETFs linked to MSCI indexes, which was partially offset by higher revenues from futures and options contracts based on MSCI indexes and non-ETF institutional passive funds. There was a negligible impact from foreign currency exchange rate fluctuations on subscription revenues (includes recurring and non-recurring revenues) in second quarter 2016.

For six months 2016, operating revenues increased $36.1 million, or 6.8%, to $569.4 million, compared to $533.3 million for the six months ended June 30, 2015 (“six months 2015”). The $36.1 million increase was driven by a $30.2 million, or 7.1%, increase in recurring subscriptions, a $4.6 million, or 54.0%, increase in non-recurring revenues and a $1.3 million, or 1.3%, increase in asset-based fees. There was a negligible impact from foreign currency exchange rate fluctuations on subscription revenues (includes recurring and non-recurring revenues) for six months 2016.

Run Rate: Total Run Rate at June 30, 2016 grew by $56.2 million, or 5.3%, to $1,119.0 million, compared to June 30, 2015. The $56.2 million increase was driven by a $62.1 million, or 7.2%, increase in recurring subscriptions Run Rate to $923.7 million, partially offset by a $5.9 million, or 2.9%, decrease in asset-based fee Run Rate to $195.3 million. Adjusting for the impact of foreign currency exchange rate fluctuations, recurring subscriptions Run Rate at the end of second quarter 2016 would have increased 7.5% compared to June 30, 2015. Recurring subscriptions and asset-based fee Run Rate represented 82.5% and 17.5%, respectively, of total Run Rate.

Expenses: Total operating expenses decreased $7.2 million, or 4.2%, from second quarter 2015 to $164.9 million. The $7.2 million decline in total operating expenses, compared to second quarter 2015, was principally due to a decline in compensation and benefits costs, driven by a decline in headcount and lower severance, and higher software capitalization. Non-compensation related costs were flat year-over-year. From an activities perspective, lower operating expenses were primarily driven by lower cost of revenues and lower development costs within research and development, primarily due to higher capitalized costs related to strategic projects. Adjusted EBITDA expenses, defined as operating expenses less depreciation and amortization, decreased $7.7 million, or 5.1%, from second quarter 2015 to $144.6 million. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses and adjusted EBITDA expenses for second quarter 2016 would have decreased 2.6% and 3.4%, respectively, compared to second quarter 2015. Operating margin for second quarter 2016 was 43.3% compared to 36.4% for second quarter 2015.

For six months 2016, total operating expenses decreased $15.5 million, or 4.5%, to $330.6 million. Adjusted EBITDA expenses decreased $17.2 million, or 5.6%, from six months 2015 to $290.2 million. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses and adjusted EBITDA expenses for six months 2016 would have decreased 2.6% and 3.6%, respectively, compared to six months 2015. Operating margin for six months 2016 was 41.9% compared to 35.1% for six months 2015.

Headcount: As of June 30, 2016 there were 2,750 employees, down 1.0%, from 2,779 as of June 30, 2015, but up slightly from 2,746 at the end of first quarter 2016. A total of 46% and 54% of employees were located in developed market and emerging market centers as of June 30, 2016, respectively, compared to 49% in developed market centers and 51% in emerging market centers as of June 30, 2015, reflecting ongoing efforts to optimize our workforce distribution.

Other Expense (Income), Net: Other expense (income), net increased $14.1 million, or 126.7%, for second quarter 2016 and increased $25.3 million, or 114.2%, for six months 2016 compared to the same period of the prior year. The increase for both periods was primarily driven by higher interest expense resulting from the August 2015 private offering of $800.0 million aggregate principal amount of 5.75% senior notes due 2025 and, in second quarter 2016, a $3.7 million charge for estimated losses associated with miscellaneous transactions.

Tax Rate: The effective tax rate was 33.4% for second quarter 2016 compared to 35.9% for second quarter 2015 and the effective tax rate for six months 2016 was 33.5%, compared to 36.0% for six months 2015. The decrease in the effective tax rate for both periods was primarily driven by efforts to better align our tax profile with our global operating footprint.

Net Income: Net income increased 19.5% to $67.0 million from $56.0 million in second quarter 2015. For six months 2016, net income increased 27.5% to $127.3 million compared to $99.8 million for six months 2015.

Adjusted EBITDA: Adjusted EBITDA, which excludes income (loss) from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization, was $146.0 million in second quarter 2016, up $27.8 million, or 23.5%, from second quarter 2015. Adjusted EBITDA margin in second quarter 2016 was 50.3%, compared to 43.7% in second quarter 2015.

For six months 2016, adjusted EBITDA was $279.2 million, up 23.6% from six months 2015, and adjusted EBITDA margin was 49.0% for the six months 2016, compared to 42.4% for six months 2015.

Cash Balances & Outstanding Debt: Total cash and cash equivalents as of June 30, 2016 were $404.6 million, of which $156.0 million was held outside of the United States. The Company seeks to maintain minimum cash balances in the United States of approximately $125.0 million to $150.0 million for general operating purposes. Total outstanding debt as of June 30, 2016 was $1,600.0 million, which excludes the associated deferred financing fees of $19.5 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,195.4 million. The total debt to operating income ratio (based on trailing twelve months operating income) was 3.5x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.0x, consistent with the previously stated financial policy of maintaining gross leverage within the range of 3.0x to 3.5x.

Cash Flow & Capex: Net cash provided by operating activities was $117.1 million in second quarter 2016, compared to $24.0 million in second quarter 2015. Capex, defined as capital expenditures plus capitalized software development costs, for second quarter 2016 was $12.9 million, compared to $12.0 million in second quarter 2015. Free cash flow, defined as net cash provided by operating activities, less capex, was $104.2 million in second quarter 2016, compared to $12.0 million in second quarter 2015. The increase in both net cash provided by operating activities and free cash flow for second quarter 2016 compared to the same period of the prior year was driven by the timing of cash collections and expense disbursements.

Net cash provided by operating activities was $150.1 million for six months 2016, compared to $90.7 million for six months 2015. Capex for six months 2016 was $18.4 million, compared to $18.3 million for six months 2015. Free cash flow was $131.7 million for six months 2016, compared to $72.4 million for six months 2015. The increase in both net cash provided by operating activities and free cash flow for six months 2016 compared to the same period of the prior year was primarily driven by higher cash collections attributable to higher revenues and a decrease in cash expenses, partially offset by higher interest payments.

Share Count & Capital Return: The weighted average diluted shares outstanding in second quarter 2016 declined 14.2% to 96.9 million, compared to 112.9 million in second quarter 2015. The decrease was driven by buybacks under the share repurchase program. In second quarter 2016, the Company repurchased 1.6 million shares at an average price of $75.13 per share for a total value of $122.2 million. Total shares outstanding as of June 30, 2016 was 95.0 million.

A total of $423.8 million remained outstanding on the $1.0 billion share repurchase authorization as of the end of second quarter 2016. On July 27, 2016, the Board of Directors declared a cash dividend of $0.28 per share for third quarter 2016, representing an increase of 27.3% from $0.22 per share in the previous quarter. The third quarter 2016 dividend is payable on August 31, 2016 to shareholders of record as of the close of trading on August 15, 2016.

Table 1: Second Quarter 2016 Results by Segment (unaudited)

	Index			Analytics			All Other
In thousands	Operating Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Operating Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Operating Revenues	Adjusted EBITDA	Adjusted EBITDA Margin
Q2'16	$152,117	$106,518	70.0%	$112,393	$33,302	29.6%	$26,086	$6,207	23.8%
Q2'15	$140,131	$98,017	69.9%	$107,570	$21,264	19.8%	$22,879	$(1,010)	(4.4%)
Q1'16	$144,613	$100,049	69.2%	$110,263	$30,360	27.5%	$23,952	$2,740	11.4%
YoY % change	8.6%	8.7%		4.5%	56.6%		14.0%	n/m

YTD 2016	$296,730	$206,567	69.6%	$222,656	$63,662	28.6%	$50,038	$8,947	17.9%
YTD 2015	$273,685	$191,070	69.8%	$214,415	$35,344	16.5%	$45,249	$(492)	(1.1%)
YoY % change	8.4%	8.1%		3.8%	80.1%		10.6%	n/m

n/m: not meaningful.

Index Segment: Operating revenues for second quarter 2016 increased $12.0 million, or 8.6%, to $152.1 million, compared to $140.1 million for second quarter 2015. The $12.0 million increase was driven by a $9.6 million, or 11.0%, increase in recurring subscriptions and a $3.9 million, or 270.9%, increase in non-recurring revenues, partially offset by a $1.5 million decrease in asset-based fees. The $9.6 million increase in recurring subscriptions was driven by strong growth in benchmark and data products broadly, with growth in core products, usage fees and custom, factor and thematic products. There was a negligible impact from foreign currency exchange rate fluctuations on Index subscription revenues (including recurring and non-recurring revenues) in second quarter 2016. The increase in non-recurring revenues was primarily due to a payment received for the use of our indexes in connection with derivative products. The decrease in asset-based fees was due to a decline in revenue from ETFs linked to MSCI indexes, driven by a decline in the average basis point fee, primarily due to a market decline of non-US exposures in AUMs in ETFs linked to MSCI indexes and changes in product mix. The decline in revenue from ETFs linked to MSCI indexes was partially offset by higher revenues from futures and options contracts based on MSCI indexes and non-ETF institutional passive funds. The adjusted EBITDA margin for Index was 70.0% for second quarter 2016, compared to 69.9% for second quarter 2015.

Operating revenues for six months 2016 increased $23.0 million, or 8.4%, to $296.7 million, compared to $273.7 million for six months 2015. The $23.0 million increase was driven by an $18.2 million, or 10.5%, increase in recurring subscriptions, a $3.6 million, or 87.7%, increase in non-recurring revenues and a $1.3 million, or 1.3%, increase in asset-based fees. There was a negligible impact from foreign currency exchange rate fluctuations on Index subscription revenues (includes recurring and non-recurring revenues) for six months 2016. The adjusted EBITDA margin for Index was 69.6% for six months 2016, compared to 69.8% for six months 2015.

Total Index operating revenues represented 52.3% of total MSCI operating revenues in second quarter 2016 and 52.1% for six months 2016.

Index Run Rate at June 30, 2016 grew by $28.7 million, or 5.2%, to $583.0 million, compared to June 30, 2015. The $28.7 million increase was driven by a $34.7 million, or 9.8%, increase in recurring subscriptions Run Rate, partially offset by a $5.9 million, or 2.9%, decrease in asset-based fee Run Rate. The 9.8% increase in Index subscriptions Run Rate was driven by increase in core products, usage fees and custom, factor and thematic products. There was a negligible impact from foreign currency exchange rate fluctuations on Index recurring subscriptions Run Rate in second quarter 2016.

Analytics Segment: Operating revenues for second quarter 2016 increased $4.8 million, or 4.5%, to $112.4 million, compared to $107.6 million in second quarter 2015. The increase was primarily driven by higher revenues from RiskManager and equity models products. There was a negligible impact from foreign currency exchange rate fluctuations on Analytics operating revenues in second quarter 2016. The adjusted EBITDA margin for Analytics was 29.6% for second quarter 2016, compared to 19.8% for second quarter 2015. The increase in the adjusted EBITDA margin for Analytics year-over-year was primarily driven by a $7.2 million, or 8.4%, decrease in adjusted EBITDA expenses attributable to strong expense management, principally due to lower compensation and benefits costs within the technology group, and the ongoing improvement of the cost structure of the Analytics product line.

Operating revenues for six months 2016 increased $8.2 million, or 3.8%, to $222.7 million, compared to $214.4 million for six months 2015. There was a negligible impact from foreign currency exchange rate fluctuations on Analytics operating revenues for six months 2016. The adjusted EBITDA margin for Analytics was 28.6% for six months 2016, compared to 16.5% for six months 2015.

Total Analytics operating revenues represented 38.7% of total MSCI operating revenues in second quarter 2016 and 39.1% for six months 2016.

Analytics Run Rate at June 30, 2016 grew by $23.6 million, or 5.6%, to $449.1 million, compared to June 30, 2015, primarily driven by growth in sales of RiskManager, equity models and InvestorForce products. Adjusting for the impact from foreign currency exchange rate fluctuations, Analytics Run Rate at the end of second quarter 2016 would have increased 5.1% compared to June 30, 2015.

All Other Segment: Operating revenues for second quarter 2016 increased $3.2 million, or 14.0%, to $26.1 million, compared to $22.9 million in second quarter 2015. The increase in All Other revenues was driven by a $1.8 million, or 19.6%, increase in ESG revenues to $11.0 million and a $1.4 million, or 10.3%, increase in Real Estate revenues to $15.1 million. The increase in ESG revenues was driven by higher sales in the ESG Ratings product. The increase in Real Estate second quarter 2016 revenues compared to second quarter 2015 primarily reflects the impact of the timing of Portfolio Analysis Service report deliveries, as well as growth in market information product revenues. Adjusting for the impact of foreign currency exchange rate fluctuations, second quarter 2016 revenues for Real Estate would have increased 12.6% and All Other operating revenues would have increased 15.4%. The adjusted EBITDA margin for All Other was 23.8% for second quarter 2016, compared to a negative 4.4% for second quarter 2015. The improvement in All Other adjusted EBITDA margin was primarily due to continued strong revenue growth in ESG and the decline in Real Estate costs resulting from the ongoing reorganization of the product line.

Operating revenues for six months 2016 increased $4.8 million, or 10.6%, to $50.0 million, compared to $45.2 million for six months 2015. The increase in All Other revenues was driven by a $3.7 million, or 20.4%, increase in ESG revenues to $21.7 million and a $1.1 million, or 4.1%, increase in Real Estate revenues to $28.3 million. Adjusting for the impact of foreign currency exchange rate fluctuations, six months 2016 revenues for Real Estate would have increased 6.8% and All Other operating revenues would have increased 12.2%. The adjusted EBITDA margin for All Other was 17.9% for six months 2016, compared to a negative 1.1% for six months 2015.

Total All Other operating revenues represented 9.0% of total MSCI operating revenues in second quarter 2016 and 8.8% for six months 2016.

All Other Run Rate at June 30, 2016 grew by $3.8 million, or 4.6%, to $86.9 million, compared to June 30, 2015. The $3.8 million increase was primarily driven by a $7.1 million, or 19.2%, increase in ESG Run Rate to $44.4 million, partially offset by a $3.3 million, or 7.2%, decrease in Real Estate Run Rate to $42.6 million. The increase in ESG Run Rate was driven by a 29.8% increase in the ESG Ratings product. Adjusting for the impact from foreign currency exchange rate fluctuations, Real Estate and All Other Run Rate at the end of second quarter 2016 would have increased 0.7% and 9.7%, respectively, compared to June 30, 2015.

Full-Year 2016 Guidance

MSCI’s guidance for full-year 2016 is as follows:

  Full-year 2016 total operating expenses are now expected to come in at, or slightly below, the low-end of the range of $680 million to $697 million. Full-year 2016 adjusted EBITDA expenses are now expected to come in at, or slightly below, the low-end of the previously announced range of $600 million to $615 million. Based on the progression of expenses for six months 2016 and full-year 2016 expense guidance, the operating margin and adjusted EBITDA margin for MSCI is expected to decline in the third and fourth quarters of 2016 from second quarter 2016 levels.
  Full-year 2016 interest expense, including the amortization of financing fees, is expected to be approximately $92 million assuming no additional financings.
  Full-year 2016 capex, which includes capitalized software developments costs, is expected to be in the range of $40 million to $50 million.
  Full-year 2016 net cash provided by operating activities is expected to be in the range of $320 million to $350 million. Full-year 2016 free cash flow is expected to be in the range of $270 million to $310 million.
  Full-year 2016 effective tax rate is expected to be in the range of 33% to 34%.

The guidance provided above assumes, among other things, that MSCI maintains its current debt levels. On July 27, 2016, the Board of Directors authorized the Company to explore financing options that would increase the Company’s leverage ratio and interest expense. Any potential financing is subject to market and other conditions, and there can be no assurance that MSCI will be able to obtain financing on the terms and conditions authorized by the Board of Directors, or assurance as to the timing of any financing.

Conference Call Information

MSCI's senior management will review second quarter 2016 results on Thursday, July 28, 2016 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's investor relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This press release and the related investor presentation used during the conference call will be made available on MSCI's investor relations homepage.

An audio recording of the conference call will be available on our investor relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through July 30, 2016, the recording will also be available by dialing 1-800-585-8367 passcode: 47172605 within the United States or 1-404-537-3406 passcode: 47172605 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's investor relations website for 12 months after the call.

-Ends-

About MSCI

For more than 40 years, MSCI’s research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 97 of the top 100 largest money managers, according to the most recent P&I ranking.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2016 guidance. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission (“SEC”) on February 26, 2016 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of Company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you subscribe to the notification service available through MSCI’s Investor Relations homepage by visiting the “Email Alert Subscription” section at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and Aggregate Retention Rate.

The Aggregate Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

The Run Rate at a particular point in time primarily represents the forward-looking revenues for the next 12 months from then-current subscriptions and investment product licenses we provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and for non-ETF funds, the most recent client reported assets under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 – 12 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

“Adjusted EBITDA” is defined as net income before income (loss) from discontinued operations, net of income taxes, plus provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets.

“Adjusted net income” and “adjusted EPS” are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes and the after-tax impact of the amortization of intangible assets.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less capex.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of the Company because they adjust for one-time, unusual or non-recurring items as well as eliminating the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance.

We believe that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow indicates our ability to strengthen the Company’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations are calculated to be the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended				Six Months Ended
In thousands, except per share data	June 30, 2016	June 30, 2015	Mar. 31, 2016	YoY % Change	June 30, 2016	June 30, 2015	YoY % Change
Operating revenues	$290,596	$270,580	$278,828	7.4%	$569,424	$533,349	6.8%
Operating expenses
Cost of revenues	62,130	67,394	63,172	(7.8%)	125,302	137,298	(8.7%)
Selling and marketing	41,854	42,028	41,689	(0.4%)	83,543	83,676	(0.2%)
Research and development	18,566	20,807	18,928	(10.8%)	37,494	43,996	(14.8%)
General and administrative	22,019	22,080	21,890	(0.3%)	43,909	42,457	3.4%
Amortization of intangible assets	11,943	11,695	11,840	2.1%	23,783	23,397	1.6%
Depreciation and amortization of
property, equipment and
leasehold improvements	8,393	8,065	8,168	4.1%	16,561	15,272	8.4%
Total operating expenses[1]	164,905	172,069	165,687	(4.2%)	330,592	346,096	(4.5%)

Operating income	125,691	98,511	113,141	27.6%	238,832	187,253	27.5%

Interest income	(585)	(185)	(621)	216.2%	(1,206)	(389)	210.0%
Interest expense	22,918	11,116	22,904	106.2%	45,822	22,224	106.2%
Other expense (income)	2,814	164	81	n/m	2,895	342	n/m
Other expenses (income), net	25,147	11,095	22,364	126.7%	47,511	22,177	114.2%

Income from continuing operations
before provision for income taxes	100,544	87,416	90,777	15.0%	191,321	165,076	15.9%

Provision for income taxes	33,587	31,399	30,410	7.0%	63,997	59,435	7.7%
Income from continuing operations	66,957	56,017	60,367	19.5%	127,324	105,641	20.5%

Income (loss) from discontinued
operations, net of income taxes	—	—	—	—%	—	(5,797)	(100.0%)
Net income	$66,957	$56,017	$60,367	19.5%	$127,324	$99,844	27.5%

Earnings per basic common share from:
Continuing operations	$0.69	$0.50	$0.61	38.0%	$1.30	$0.94	38.3%
Discontinued operations	—	—	—	—%	—	(0.05)	(100.0%)
Earnings per basic common share	$0.69	$0.50	$0.61	38.0%	$1.30	$0.89	46.1%

Earnings per diluted common share from:
Continuing operations	$0.69	$0.50	$0.60	38.0%	$1.29	$0.93	38.7%
Discontinued operations	—	—	—	—%	—	(0.05)	(100.0%)
Earnings per diluted common share	$0.69	$0.50	$0.60	38.0%	$1.29	$0.88	46.6%

Weighted average shares outstanding
used in computing earnings per share:

Basic	96,412	112,143	99,425	(14.0%)	97,918	112,330	(12.8%)
Diluted	96,888	112,931	99,998	(14.2%)	98,443	113,225	(13.1%)
___________
[1] Includes stock-based compensation expense of $8.3 million, $7.0 million, and $7.2 million for the three months ended June 30, 2016, June 30, 2015, and Mar. 31, 2016, respectively. Includes stock-based compensation expense of $15.5 million and $14.1 million for the six months ended June 30, 2016 and June 30, 2015, respectively.

n/m: not meaningful.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	June 30,	Dec. 31,
In thousands	2016	2015
Cash and cash equivalents	$404,614	$777,706
Accounts receivable, net of allowances	$247,497	$208,239

Deferred revenue	$365,242	$317,552
Long-term debt[1]	$1,580,515	$1,579,404
_______________
[1] Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at both June 30, 2016 and Dec. 31, 2015 was $1.6 billion.

Table 4: Selected Cash Flows Items (unaudited)

	Three Months Ended				Six Months Ended
In thousands	June 30, 2016	June 30, 2015	Mar. 31, 2016	YoY % Change	June 30, 2016	June 30, 2015	YoY % Change
Cash provided by operating activities	$117,077	$24,026	$33,030	387.3%	$150,107	$90,709	65.5%
Cash used in investing activities	$(12,905)	$(11,962)	$(5,520)	7.9%	$(18,425)	$(18,282)	0.8%
Cash used in financing activities	$(139,399)	$(96,282)	$(362,309)	44.8%	$(501,708)	$(123,418)	306.5%
Effect of exchange rate changes	$(5,173)	$1,488	$2,107	(447.6%)	$(3,066)	$(2,787)	10.0%
Net (decrease) increase in cash
and cash equivalents	$(40,400)	$(82,730)	$(332,692)	(51.2%)	$(373,092)	$(53,778)	593.8%

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended				Six Months Ended
In thousands	June 30, 2016	June 30, 2015	Mar. 31, 2016	YoY % Change	June 30, 2016	June 30, 2015	YoY % Change
Operating revenues:
Recurring subscriptions	$97,139	$87,530	$93,645	11.0%	$190,784	$172,590	10.5%
Asset-based fees	49,634	51,160	48,699	(3.0%)	98,333	97,040	1.3%
Non-recurring	5,344	1,441	2,269	270.9%	7,613	4,055	87.7%
Total operating revenues	$152,117	$140,131	$144,613	8.6%	$296,730	$273,685	8.4%
Adjusted EBITDA expenses	45,599	42,114	44,564	8.3%	90,163	82,615	9.1%
Adjusted EBITDA	$106,518	$98,017	$100,049	8.7%	$206,567	$191,070	8.1%
Adjusted EBITDA margin %	70.0%	69.9%	69.2%		69.6%	69.8%

Analytics	Three Months Ended				Six Months Ended
In thousands	June 30, 2016	June 30, 2015	Mar. 31, 2016	YoY % Change	June 30, 2016	June 30, 2015	YoY % Change
Operating revenues:
Recurring subscriptions	$110,452	$106,372	$108,630	3.8%	$219,082	$211,806	3.4%
Non-recurring	1,941	1,198	1,633	62.0%	3,574	2,609	37.0%
Total operating revenues	$112,393	$107,570	$110,263	4.5%	$222,656	$214,415	3.8%
Adjusted EBITDA expenses	79,091	86,306	79,903	(8.4%)	158,994	179,071	(11.2%)
Adjusted EBITDA	$33,302	$21,264	$30,360	56.6%	$63,662	$35,344	80.1%
Adjusted EBITDA margin %	29.6%	19.8%	27.5%		28.6%	16.5%

All Other	Three Months Ended				Six Months Ended
In thousands	June 30, 2016	June 30, 2015	Mar. 31, 2016	YoY % Change	June 30, 2016	June 30, 2015	YoY % Change
Operating revenues:
Recurring subscriptions	$25,141	$21,664	$23,063	16.0%	$48,204	$43,456	10.9%
Non-recurring	945	1,215	889	(22.2%)	1,834	1,793	2.3%
Total operating revenues	$26,086	$22,879	$23,952	14.0%	$50,038	$45,249	10.6%
Adjusted EBITDA expenses	19,879	23,889	21,212	(16.8%)	41,091	45,741	(10.2%)
Adjusted EBITDA	$6,207	$(1,010)	$2,740	n/m	$8,947	$(492)	n/m
Adjusted EBITDA margin %	23.8%	(4.4%)	11.4%		17.9%	(1.1%)

n/m: not meaningful.

Consolidated	Three Months Ended				Six Months Ended
In thousands	June 30, 2016	June 30, 2015	Mar. 31, 2016	YoY % Change	June 30, 2016	June 30, 2015	YoY % Change
Operating revenues:
Recurring subscriptions	$232,732	$215,566	$225,338	8.0%	$458,070	$427,852	7.1%
Asset-based fees	49,634	51,160	48,699	(3.0%)	98,333	97,040	1.3%
Non-recurring	8,230	3,854	4,791	(113.5%)	13,021	8,457	54.0%
Total operating revenues	$290,596	$270,580	$278,828	7.4%	$569,424	$533,349	6.8%
Adjusted EBITDA expenses	144,569	152,309	145,679	(5.1%)	290,248	307,427	(5.6%)
Adjusted EBITDA	$146,027	$118,271	$133,149	23.5%	$279,176	$225,922	23.6%
Adjusted EBITDA margin %	50.3%	43.7%	47.8%		49.0%	42.4%
Operating margin %	43.3%	36.4%	40.6%		41.9%	35.1%

Table 6: Sales and Aggregate Retention Rate by Segment (unaudited)

	Three Months Ended					Six Months Ended
In thousands	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	June 30, 2015	June 30, 2016	June 30, 2015
Index
New recurring subscription sales	$13,139	$13,162	$13,702	$11,810	$12,459	$26,301	$24,009
Subscription cancellations	(4,096)	(3,410)	(6,147)	(3,852)	(3,871)	(7,506)	(6,255)
Net new recurring
subscription sales	$9,043	$9,752	$7,555	$7,958	$8,588	$18,795	$17,754
Non-recurring sales	$5,379	$3,542	$2,779	$1,719	$2,137	$8,921	$4,466
Total Index net sales	$14,422	$13,294	$10,334	$9,677	$10,725	$27,716	$22,220

Index Aggregate Retention Rate[1]	95.6%	96.3%	92.7%	95.4%	95.4%	95.9%	96.3%

Analytics
New recurring subscription sales	$11,149	$12,358	$16,481	$10,390	$12,438	$23,507	$25,948
Subscription cancellations	(9,015)	(5,911)	(10,593)	(4,898)	(6,447)	(14,926)	(13,871)
Net new recurring
subscription sales	$2,134	$6,447	$5,888	$5,492	$5,991	$8,581	$12,077
Non-recurring sales	$1,429	$1,856	$2,490	$1,381	$2,239	$3,285	$3,415
Total Analytics net sales	$3,563	$8,303	$8,378	$6,873	$8,230	$11,866	$15,492

Analytics Aggregate
Retention Rate[1]	91.7%	94.6%	89.9%	95.3%	93.8%	93.2%	93.4%

All Other
New recurring subscription sales	$4,481	$5,256	$4,206	$3,308	$4,678	$9,737	$9,143
Subscription cancellations	(2,243)	(1,616)	(3,183)	(2,165)	(1,852)	(3,859)	(3,694)
Net new recurring
subscription sales	$2,238	$3,640	$1,023	$1,143	$2,826	$5,878	$5,449
Non-recurring sales	$1,132	$1,202	$1,592	$1,054	$1,324	$2,334	$2,234
Total All Other net sales	$3,370	$4,842	$2,615	$2,197	$4,150	$8,212	$7,683

All Other Aggregate
Retention Rate[1]	89.2%	92.2%	83.9%	89.1%	90.7%	90.7%	90.7%

Consolidated
New recurring subscription sales	$28,769	$30,776	$34,389	$25,508	$29,575	$59,545	$59,100
Subscription cancellations	(15,354)	(10,937)	(19,923)	(10,915)	(12,170)	(26,291)	(23,820)
Net new recurring
subscription sales	$13,415	$19,839	$14,466	$14,593	$17,405	$33,254	$35,280
Non-recurring sales	$7,940	$6,600	$6,861	$4,154	$5,700	$14,540	$10,115
Total net sales	$21,355	$26,439	$21,327	$18,747	$23,105	$47,794	$45,395

Total Aggregate Retention Rate[1]	93.1%	95.1%	90.4%	94.8%	94.2%	94.1%	94.3%

[1] See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Aggregate Retention Rate.

Table 7: ETF Assets Linked to MSCI Indexes (unaudited) [1]

	Three Months Ended					Six Months Ended
In billions	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	June 30, 2015	June 30, 2016	June 30, 2015
Beginning Period AUM in ETFs Linked to
MSCI Indexes	$438.3	$433.4	$390.2	$435.4	$418.0	$433.4	$373.3
Market Appreciation/(Depreciation)	(2.5)	(1.7)	14.5	(48.2)	(6.9)	(4.2)	6.1
Cash Inflows	3.9	6.6	28.7	3.0	24.3	10.5	56.0
Period-End AUM in ETFs Linked to
MSCI Indexes	$439.7	$438.3	$433.4	$390.2	$435.4	$439.7	$435.4

Period-Average AUM in ETFs Linked to
MSCI Indexes	$438.8	$407.9	$423.3	$418.2	$441.4	$423.5	$417.0

Avg. Basis Point Fee[2]	3.12	3.24	3.32	3.40	3.43	3.12	3.43

Source: Bloomberg and MSCI
[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.
[2] Based on period-end Run Rate using period-end AUM.

Table 8: Run Rate by Segment and Type (unaudited) [1]

	As of
In thousands	June 30, 2016	June 30, 2015	Mar. 31, 2016	YoY % Change
Index
Recurring subscriptions	$387,679	$353,026	$378,622	9.8%
Asset-based fees	195,298	201,221	199,330	(2.9%)
Index Run Rate	582,977	554,247	577,952	5.2%

Analytics Run Rate	449,062	425,433	447,024	5.6%

All Other Run Rate	86,924	83,089	86,990	4.6%

Total Run Rate	$1,118,963	$1,062,769	$1,111,966	5.3%

Total recurring subscriptions	$923,665	$861,548	$912,636	7.2%
Total asset-based fees	195,298	201,221	199,330	(2.9%)
Total Run Rate	$1,118,963	$1,062,769	$1,111,966	5.3%

[1] See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Six Months Ended
In thousands	June 30, 2016	June 30, 2015	Mar. 31, 2016	June 30, 2016	June 30, 2015
Index adjusted EBITDA	$106,518	$98,017	$100,049	$206,567	$191,070
Analytics adjusted EBITDA	33,302	21,264	30,360	63,662	35,344
All Other adjusted EBITDA	6,207	(1,010)	2,740	8,947	(492)
Consolidated adjusted EBITDA	146,027	118,271	133,149	279,176	225,922
Amortization of intangible assets	11,943	11,695	11,840	23,783	23,397
Depreciation and amortization of property,
equipment and leasehold improvements	8,393	8,065	8,168	16,561	15,272
Operating income	125,691	98,511	113,141	238,832	187,253
Other expense (income), net	25,147	11,095	22,364	47,511	22,177
Provision for income taxes	33,587	31,399	30,410	63,997	59,435
Income from continuing operations	66,957	56,017	60,367	127,324	105,641
Income (loss) from discontinued operations,
net of income taxes	—	—	—	—	(5,797)
Net income	$66,957	$56,017	$60,367	$127,324	$99,844

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended			Six Months Ended
In thousands	June 30, 2016	June 30, 2015	Mar. 31, 2016	June 30, 2016	June 30, 2015
Net income	$66,957	$56,017	$60,367	$127,324	$99,844
Less: Income (loss) from discontinued operations,
net of income taxes	—	—	—	—	(5,797)
Income from continuing operations	66,957	56,017	60,367	127,324	105,641
Plus: Amortization of intangible assets	11,943	11,695	11,840	23,783	23,397
Less: Income tax effect	(4,001)	(4,201)	(3,966)	(7,967)	(8,423)
Adjusted net income	$74,899	$63,511	$68,241	$143,140	$120,615

Diluted EPS	$0.69	$0.50	$0.60	$1.29	$0.88
Less: Earnings per diluted common share from
discontinued operations	—	—	—	—	(0.05)
Earnings per diluted common share from continuing
operations	0.69	0.50	0.60	1.29	0.93
Plus: Amortization of intangible assets	0.12	0.10	0.12	0.24	0.21
Less: Income tax effect	(0.04)	(0.04)	(0.04)	(0.08)	(0.08)
Adjusted EPS	$0.77	$0.56	$0.68	$1.45	$1.06

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Six Months Ended		Full-Year
In thousands	June 30, 2016	June 30, 2015	Mar. 31, 2016	June 30, 2016	June 30, 2015	2016
						Outlook
Index adjusted EBITDA expenses	$45,599	$42,114	$44,564	$90,163	$82,615
Analytics adjusted EBITDA expenses	79,091	86,306	79,903	158,994	179,071
All Other adjusted EBITDA expenses	19,879	23,889	21,212	41,091	45,741
Consolidated adjusted EBITDA expenses	144,569	152,309	145,679	290,248	307,427	$600,000 - $615,000
Amortization of intangible assets	11,943	11,695	11,840	23,783	23,397
Depreciation and amortization of						80,000 to 82,000
property, equipment and leasehold
improvements	8,393	8,065	8,168	16,561	15,272
Total operating expenses	$164,905	$172,069	$165,687	$330,592	$346,096	$680,000 - $697,000

Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Six Months Ended		Full-Year
In thousands	June 30, 2016	June 30, 2015	Mar. 31, 2016	June 30, 2016	June 30, 2015	2016
						Outlook
Net cash provided by operating activities	$117,077	$24,026	$33,030	$150,107	$90,709	$320,000 - $350,000
Capital expenditures	(10,142)	(10,616)	(3,135)	(13,277)	(15,550)
Capitalized software development costs	(2,763)	(1,401)	(2,325)	(5,088)	(2,787)
Capex	(12,905)	(12,017)	(5,460)	(18,365)	(18,337)	(50,000 - 40,000)
Free cash flow	$104,172	$12,009	$27,570	$131,742	$72,372	$270,000 - $310,000

CONTACT:
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New York
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London
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